Exhibit 99.2
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
Board of Directors
Sirenza Microdevices, Inc.
303 S. Technology Court
Broomfield, Colorado 80021
Ladies and Gentlemen:
We hereby consent to the inclusion of our opinion letter, dated August 12, 2007, to the Board of Directors of Sirenza Microdevices, Inc. (“Sirenza”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinion of Sirenza’s Financial Advisor” and “RFMD PROPOSAL NO. 1 AND SIRENZA PROPOSAL NO. 1 — THE MERGERS — Opinion of Sirenza’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Sirenza and RF Micro Devices, Inc. (“RFMD”), which joint proxy statement/prospectus forms a part of RFMD’s Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ BANC OF AMERICA SECURITIES LLC BANC OF AMERICA SECURITIES LLC

September 12, 2007